February 2024

Pricing Supplement filed pursuant to Rule 424(b)(2) dated February 14, 2024 / Registration Statement No. 333- 269296

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

GS Finance Corp.

$8,318,000 Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028
The Market-Linked Notes do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your notes at stated maturity (March 3, 2028) is based on the performance, as measured from the pricing date (February 14, 2024) to and including the valuation date (February 29, 2028), of a weighted basket comprised of the S&P 500® Index, the EURO STOXX 50® Index and TOPIX.

The weighting for each index is not set on the pricing date. Instead, on the valuation date, a weighted return will be calculated, which will be based on the basket component return for each index. The weighted return is the sum of the products of (i) the highest basket component return times 50.00% plus (ii) the second highest basket component return times 30.00% plus (iii) the lowest basket component return times 20.00%. Even though the weighted return allocates higher weights to the higher basket component returns, a low basket component return may offset other, higher basket component returns.

The basket component return for each index is the percentage increase or decrease in its final index value on the valuation date from its initial index value.

If the weighted return on the valuation date is positive, the return on your notes will be positive and will equal the weighted return, subject to the maximum payment at maturity of $1,600.00 per note. If the weighted return is zero or negative, you will receive the stated principal amount of your notes, without any positive return on your notes.

At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

•
if the weighted return is positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the weighted return, subject to the maximum payment at maturity of $1,600.00; or
•
if the weighted return is zero or negative, $1,000.

The notes are for investors willing to forgo interest payments for the potential to earn a return based on the weighted return of the basket, subject to the maximum payment at maturity, without participating in the negative return of the basket.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is equal to approximately $949.00 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Your investment in the notes involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-15. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	February 20, 2024	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.00% ($249,540.00 in total)*	Net proceeds to the issuer:	97.00% ($8,068,460.00 in total)

* Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $30.00 for each note it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each note as a structuring fee.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 13,160 dated February 14, 2024.

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $949.00 per $1,000 principal amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $51.00 per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through February 11, 2026, as described below). On and after February 12, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

With respect to the $51.00 initial additional amount:

•
$21 will decline to zero on a straight-line basis from the time of pricing through February 11, 2026; and
•
$30 will decline to zero on a straight-line basis from March 14, 2024 through March 27, 2024.

About Your Notes

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 38 dated December 21, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 38 to “underlier(s)”, “indices”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “pricing date” and “underlying index publisher”, respectively.

February 2024

February 2024

Registration Statement No. 333- 269296

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

GS Finance Corp.

$8,318,000 Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028
The Market-Linked Notes do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your notes at stated maturity (March 3, 2028) is based on the performance, as measured from the pricing date (February 14, 2024) to and including the valuation date (February 29, 2028), of a weighted basket comprised of the S&P 500® Index, the EURO STOXX 50® Index and TOPIX.

The weighting for each index is not set on the pricing date. Instead, on the valuation date, a weighted return will be calculated, which will be based on the basket component return for each index. The weighted return is the sum of the products of (i) the highest basket component return times 50.00% plus (ii) the second highest basket component return times 30.00% plus (iii) the lowest basket component return times 20.00%. Even though the weighted return allocates higher weights to the higher basket component returns, a low basket component return may offset other, higher basket component returns.

The basket component return for each index is the percentage increase or decrease in its final index value on the valuation date from its initial index value.

If the weighted return on the valuation date is positive, the return on your notes will be positive and will equal the weighted return, subject to the maximum payment at maturity of $1,600.00 per note. If the weighted return is zero or negative, you will receive the stated principal amount of your notes, without any positive return on your notes.

At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

•
if the weighted return is positive, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the weighted return, subject to the maximum payment at maturity of $1,600.00; or
•
if the weighted return is zero or negative, $1,000.

The notes are for investors willing to forgo interest payments for the potential to earn a return based on the weighted return of the basket, subject to the maximum payment at maturity, without participating in the negative return of the basket.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Aggregate principal amount:	$8,318,000
Basket:

as described more fully below, a weighted basket composed of the S&P 500® Index (Bloomberg symbol, “SPX Index”), the EURO STOXX 50® Index (Bloomberg symbol, “SX5E Index”) and TOPIX (Bloomberg symbol, “TPX Index”)

Pricing date:	February 14, 2024
Original issue date:	February 20, 2024
Valuation date:	February 29, 2028, subject to postponement
Stated maturity date:	March 3, 2028, subject to postponement
Stated principal amount/Original issue price:	$1,000 per note / 100% of the principal amount
Estimated value:	approximately $949 per note
Basket (continued from previous page):	Basket component	Initial basket component value
S&P 500® Index	5,000.62
EURO STOXX 50® Index	4,709.22
TOPIX	2,584.59

We refer to each of the S&P 500® Index, the EURO STOXX 50® Index and TOPIX singularly as an underlying index and together as the underlying indices.

The initial basket component value of each underlying index is the index closing value of such underlying index on the pricing date.

February 2024

Weighted return:	(highest basket component return × 50.00%) + (second highest basket component return × 30.00%) + (lowest basket component return × 20.00%)
Payment at maturity:

If the weighted return is positive, $1,000 + the supplemental payment, subject to the maximum payment at maturity.

In no event will the payment at maturity exceed the maximum payment at maturity.

If the weighted return is zero or negative, $1,000. In no event will the payment at maturity be less than the stated principal amount.

Supplemental payment:	$1,000 × weighted return, provided that in no event will the supplemental payment be less than $0
Maximum payment at maturity:	$1,600.00 per note (160.00% of the stated principal amount)
Basket component return:	with respect to each underlying index, (final basket component value - initial basket component value) / initial basket component value
Final basket component value:	with respect to each underlying index, the index closing value of such underlying index on the valuation date
CUSIP / ISIN:	40057Y4C4 / US40057Y4C47
Listing:	The notes will not be listed on any securities exchange
Underwriter:	Goldman Sachs & Co. LLC

February 2024

GS Finance Corp. Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated February 13, 2023, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated February 13, 2023, for Medium-Term Notes, Series F, references to the “accompanying underlier supplement no. 38” mean the accompanying underlier supplement no. 38 dated December 21, 2023 and references to the “accompanying general terms supplement no. 8,999” mean the accompanying general terms supplement no. 8,999, dated February 13, 2023, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

Market-Linked Notes

The Market-Linked Notes Based on the Value of a Basket of Equity Indices due March 3, 2028 (the “notes”) offer participation in the positive performance of the basket. The notes provide investors:

•
an opportunity to gain exposure to any positive weighted return based on the performance of each underlying index in the basket (with higher weightings given to the underlying indices with better performances), subject to the maximum payment at maturity of $1,600.00 per note (160.00% of the stated principal amount).
•
the repayment of principal and no exposure to any negative weighted return if the notes are held to maturity.

You will not receive dividends on the stocks comprising the underlying indices (the “underlying index stocks”) or any interest payments on your notes.

At maturity, if the weighted return is zero or negative, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 4 years
Payment at maturity:
•
If the weighted return is positive, $1,000 + the supplemental payment, subject to the maximum payment at maturity. In no event will the payment at maturity exceed the maximum payment at maturity.
•
If the weighted return is zero or negative, $1,000. In no event will the payment at maturity be less than the stated principal amount of $1,000.

Weighted return:	(highest basket component return × 50.00%) + (second highest basket component return × 30.00%) + (lowest basket component return × 20.00%)
Basket component return:	with respect to each underlying index, (final basket component value - initial basket component value) / initial basket component value
Supplemental payment:	$1,000 × weighted return
Maximum payment at maturity:	$1,600.00 per note (160.00% of the stated principal amount)
Minimum payment at maturity:	$1,000 per note

February 2024

GS Finance Corp. Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028

Interest:	None
Redemption:	None. The notes will not be subject to redemption right or price dependent redemption right.

February 2024

GS Finance Corp. Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028

Key Investment Rationale

The notes offer 100% participation in a limited range of positive weighted returns, subject to a maximum payment at maturity of $1,600.00 per note, and provide for the repayment of principal at maturity. They are for investors who are concerned about principal risk but seek an equity basket-based return, and who are willing to forgo interest payments in exchange for the repayment of principal at maturity plus the potential to receive a supplemental payment based on the weighted return of the basket. At maturity, if the weighted return is positive, investors will receive the stated principal amount of their investment plus the supplemental payment, subject to the maximum payment at maturity of $1,600.00 per note. If the weighted return is zero or negative, investors will receive the stated principal amount of their investment, without any positive return on the notes. Investors will not receive dividends on the underlying index stocks or any interest payments on the notes. All payments on the notes, including any repayment of principal, are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Repayment of principal	The notes offer investors upside exposure to the weighted return of the basket, while providing for the repayment of principal at maturity.
Upside Scenario

The weighted return is positive. In this case, you receive a full return of principal as well as 100% of the positive weighted return, subject to the maximum payment at maturity of $1,600.00 per note. For example, if the weighted return is 2.00%, the notes will provide a total return of 2.00% at maturity.

Par Scenario	The weighted return is zero or negative. In this case, you receive only the stated principal amount of $1,000 at maturity.

February 2024

GS Finance Corp. Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes based on the following terms:

Stated principal amount:	$1,000 per note
Maximum payment at maturity:	$1,600.00 per note (160.00% of the stated principal amount)
Minimum payment at maturity:	$1,000 per note
Market-Linked Notes Payoff Diagram

February 2024

GS Finance Corp. Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028

How it works

•
Upside Scenario. If the weighted return is positive, investors will receive the $1,000 stated principal amount plus a return reflecting 100% of the positive weighted return, subject to the maximum payment at maturity. Under the terms of the notes, the investor will realize the maximum payment at maturity at a weighted return of 60.00%.
▪
If the weighted return is 2.00%, investors will receive a 2.00% return, or $1,020.00 per note reflecting the $1,000 principal amount and $20.00 supplemental payment.
▪
If the weighted return is 90.00%, investors will receive only the maximum payment at maturity of $1,600.00 per note, or 160.00% of the stated principal amount.
•
Par Scenario. If the weighted return is zero or negative, investors will receive the stated principal amount of $1,000 per note.
▪
If the weighted return is -10.00%, investors will receive the $1,000 stated principal amount per note.

February 2024

GS Finance Corp. Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical weighted returns or hypothetical closing values of the underlying indices on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of weighted returns and closing values of the underlying indices that are entirely hypothetical; the closing values of the underlying indices on any day throughout the life of the notes, including the final basket component values on the valuation date, cannot be predicted. The underlying indices have been highly volatile in the past — meaning that the closing values of the underlying indices have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying indices and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Maximum payment at maturity	$1,600.00 per note (160.00% of the stated principal amount)

Neither a market disruption event nor a non-index business day occurs on the originally scheduled valuation date

No change in or affecting any of the underlying index stocks or the method by which any of the respective underlying index publishers calculates their underlying index

Notes purchased on original issue date at the stated principal amount and held to the stated maturity date

For these reasons, the actual performance of the underlying indices over the life of your notes, as well as the amount payable at maturity may bear little relation to the hypothetical examples shown below or to the historical underlying index closing values shown elsewhere in this pricing supplement. For information about the historical values of the underlying indices during recent periods, see “The Basket and the Underlying Indices — Historical Index Closing Values of the Underlying Indices and Basket Closing Values” below. Before investing in the offered notes, you should consult publicly available information to determine the values of the underlying indices between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the underlying index stocks.

The values in the left column of the table below represent hypothetical weighted returns. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical weighted return, and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered notes on the stated maturity date would equal 100.000% of the stated principal amount of a note, based on the corresponding hypothetical weighted return and the assumptions noted above.

February 2024

GS Finance Corp. Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028

Hypothetical Weighted Return	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
75.000%	160.000%
65.000%	160.000%
60.000%	160.000%
50.000%	150.000%
25.000%	125.000%
10.000%	110.000%
0.000%	100.000%
-10.000%	100.000%
-25.000%	100.000%
-50.000%	100.000%
-75.000%	100.000%
-100.000%	100.000%

If, for example, the weighted return were determined to be -75.000%, the payment at maturity that we would deliver on your notes at maturity would be 100.000% of the stated principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the stated principal amount and held them to the stated maturity date, you would receive no return on your investment. If the weighted return were determined to be 75.000%, the payment at maturity that we would deliver on your notes at maturity would be capped at the maximum payment at maturity, or 160.000% of each $1,000 principal amount of your notes, as shown in the table above. As a result, if you held your notes to the stated maturity date, you would not benefit from any increase in the weighted return over 60.000%.

The following examples illustrate the hypothetical payment at maturity for each note based on hypothetical basket component closing values on the valuation date (which we refer to as the final basket component values) for each of the underlying indices, calculated based on the key terms and assumptions above. The values in Column A represent initial basket component values for each basket component, and the values in Column B represent the hypothetical final basket component values for each of the underlying indices. The percentages in Column C represent hypothetical final basket component values for each basket component in Column B expressed as percentages of the corresponding initial basket component values in Column A. The amounts in Column D represent the basket component return for each underlying index, which in each case equals the quotient of (i) the final basket component value for such underlying index minus its initial basket component value divided by (ii) its initial basket component value, expressed as a percentage. The weighted return is shown beneath each example, and in each case equals the sum of the products of (i) the highest basket component return times 50.00% plus (ii) the second highest basket component return times 30.00% plus (iii) the lowest basket component return times 20.00%. The values below have been rounded for ease of analysis.

February 2024

GS Finance Corp. Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028

Example 1: The basket component return of each underlying index is positive and the weighted return is positive. The payment at maturity equals the maximum payment at maturity.

	Column A	Column B	Column C	Column D

Underlying Index	Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Basket Component Return
S&P 500® Index	5,000.62	9,501.18	190.00%	90.00%
EURO STOXX 50® Index	4,709.22	8,476.60	180.00%	80.00%
TOPIX	2,584.59	2,713.82	105.00%	5.00%

In this example, the hypothetical final basket component value for each underlying index is greater than its applicable initial basket component value, which results in the basket component return for each underlying index being positive. Since the S&P 500® Index has the highest basket component return of 90.00%, EURO STOXX 50® Index has the second highest basket component return of 80.00% and TOPIX has the lowest basket component return of 5.00%, the weighted return is equal to:

(90.00% × 50.00%) + (80.00% × 30.00%) + (5.00% × 20.00%) = 70.00%

Since the weighted return is 70.00%, the hypothetical payment at maturity that we would deliver on your notes at maturity would be capped at the maximum payment at maturity of $1,600.00 for each $1,000 principal amount of your notes (i.e., 160.00% of each $1,000 principal amount of your notes).

Example 2: The basket component return of each underlying index is positive and the weighted return is positive. The payment at maturity is greater than the $1,000 principal amount but less than the maximum payment at maturity.

	Column A	Column B	Column C	Column D

Underlying Index	Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Basket Component Return
S&P 500® Index	5,000.62	5,750.71	115.00%	15.00%
EURO STOXX 50® Index	4,709.22	5,180.14	110.00%	10.00%
TOPIX	2,584.59	2,713.82	105.00%	5.00%

In this example, the hypothetical final basket component value for each underlying index is greater than its applicable initial basket component value, which results in the basket component return for each underlying index being positive. Since the S&P 500® Index has the highest basket component return of 15.00%, the EURO STOXX 50® Index has the second highest basket component return of 10.00% and the TOPIX has the lowest basket component return of 5.00%, the weighted return is equal to:

(15.00% × 50.00%) + (10.00% × 30.00%) + (5.00% × 20.00%) = 11.50%

Since the weighted return is 11.50%, the hypothetical payment at maturity for each $1,000 principal amount of your notes will equal:

Payment at maturity = $1,000 + ($1,000 × 11.50%) = $1,115.00

February 2024

GS Finance Corp. Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028

Example 3: The basket component return of each underlying index is negative and the weighted return is negative. The payment at maturity equals the $1,000 principal amount.

	Column A	Column B	Column C	Column D

Underlying Index	Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Basket Component Return
S&P 500® Index	5,000.62	4,750.59	95.00%	-5.00%
EURO STOXX 50® Index	4,709.22	4,238.30	90.00%	-10.00%
TOPIX	2,584.59	2,067.67	80.00%	-20.00%

In this example, the hypothetical final basket component value for each underlying index is less than its applicable initial basket component value, which results in the basket component return for each underlying index being negative. Since the S&P 500® Index has the highest basket component return of -5.00%, the EURO STOXX 50® Index has the second highest basket component return of -10.00% and TOPIX has the lowest basket component return of -20.00%, the weighted return is equal to:

(-5.00% × 50.00%) + (-10.00% × 30.00%) + (-20.00% × 20.00%) = -9.50%

Since the weighted return is negative, the hypothetical payment at maturity for each $1,000 principal amount of your notes will equal the principal amount of the notes, or $1,000.

Example 4: The basket component returns are positive and negative and the weighted return is negative. The payment at maturity equals the $1,000 principal amount.

	Column A	Column B	Column C	Column D

Underlying Index	Initial Basket Component Value	Hypothetical Final Basket Component Value	Column B / Column A	Basket Component Return
S&P 500® Index	5,000.62	2,000.25	40.00%	-60.00%
EURO STOXX 50® Index	4,709.22	1,177.31	25.00%	-75.00%
TOPIX	2,584.59	2,610.44	101.00%	1.00%

In this example, the basket component returns of the S&P 500® Index and the EURO STOXX 50® Index are negative, while the basket component return of TOPIX is positive.

Even if the highest basket component return (which is assigned the highest weighting in the weighted return calculation) is positive, one or more other negative basket component returns could offset the positive basket component return. In this example, the large decline in the S&P 500® Index (the second highest basket component return) and the EURO STOXX 50® Index (the lowest basket component return) results in a negative weighted return, even though TOPIX increased. Since TOPIX has the highest basket component return of 1%, the S&P 500® Index has the second highest basket component return of -60% and the EURO STOXX 50® Index has the lowest basket component return of -75%, the weighted return is equal to:

(1.00% × 50.00%) + (-60.00% × 30.00%) + (-75.00% × 20.00%) = -32.50%

Since the weighted return is negative, the hypothetical payment at maturity for each $1,000 principal amount of your notes will equal the principal amount of the notes, or $1,000.

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the underlying index stocks that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their stated principal amount and have not

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been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the notes do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket component values or weighted return or what the market value of your notes will be on any particular index business day, nor can we predict the relationship between the index closing values of each underlying index and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual basket component return of each underlying index and the actual weighted return determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

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Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement, under “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 38 and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,999. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement, the accompanying underlier supplement no. 38 and the accompanying general terms supplement no. 8,999. Your notes are a riskier investment than ordinary debt securities. Also, your notes are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your notes are linked, the stocks comprising such underlying index. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the payment at maturity payable for your notes on the stated maturity date exceeds the stated principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Receive Only the Stated Principal Amount of Your Notes at Maturity

If the weighted return is zero or negative, the payment at maturity will be limited to the stated principal amount.

Even if the amount paid on your notes at maturity exceeds the stated principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a note with the same stated maturity that bears interest at the prevailing market rate.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the underlying indices, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Lower Performance of One Underlying Index May Offset an Increase in the Other Underlying Indices

Declines in the value of one underlying index may offset increases in the values of the other underlying indices. As a result, the weighted return may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity. In addition, because the formula for the weighted return assigns unequal weights to the underlying indices, and even though the highest basket component return will be the most heavily weighted basket component return, that highest basket component return may be negative. Further, even if the highest basket component return is positive, a lower basket component return of another underlying index could offset the positive return of the underlying index with the highest basket component return.

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The Potential for the Value of Your Notes to Increase Will Be Limited

Your ability to participate in any change in the value of the basket over the life of your notes will be limited because of the maximum payment at maturity. The maximum payment at maturity will limit the payment at maturity you may receive for each of your notes at maturity, no matter how much the weighted return exceeds 60.00%. Accordingly, the amount payable for each of your notes may be significantly less than it would have been had you invested directly in the basket or any of the underlying indices.

The Return on Your Notes Will Not Reflect Any Dividends Paid on the Underlying Index Stocks

The underlying index publishers calculate the respective values of the underlying indices by reference to the prices of the applicable underlying index stocks, without taking account of the value of dividends paid on those stocks. Therefore, the return on your notes will not reflect the return you would realize if you actually owned the underlying index stocks and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the underlying index stocks by the underlying index stock issuer. See “—Investing in the Notes is Not Equivalent to Investing in the Underlying Indices; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock” below for additional information.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your notes (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our

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creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Amount Payable on Your Notes Is Not Linked to the Index Closing Values of the Underlying Indices at Any Time Other Than the Valuation Date

The weighted return will be based on the final basket component value for each underlying index. The final basket component value for each underlying index will be the underlying index’s index closing value on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the index closing values of the underlying indices dropped precipitously on the valuation date, the payment at maturity for your notes may be significantly less than it would have been had the payment at maturity been linked to the index closing values prior to such drop in the values of the underlying indices. Although the actual value of the underlying indices on the stated maturity date or at other times during the life of your notes may be higher than the index closing values of the underlying indices on the valuation date, you will not benefit from the index closing values of the underlying indices at any time other than on the valuation date.

Also, the market price of your notes prior to the stated maturity date may be significantly lower than the purchase price you pay for your notes. Consequently, if you sell your notes before the stated maturity date, you may receive far less than the amount of your investment in the notes.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•
the value of the basket and the underlying indices;
•
the volatility – i.e., the frequency and magnitude of changes – in the index closing values of the underlying indices;
•
the dividend rates of the underlying index stocks;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the underlying index stocks, and which may affect the index closing values of the underlying indices;
•
interest rates and yield rates in the market;
•
the time remaining until your notes mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

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These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the principal amount of your notes or the amount you may receive at maturity.

You cannot predict the future performance of the underlying indices based on their historical performance. The actual performance of the underlying indices over the life of the offered notes or the payment at maturity may bear little or no relation to the historical index closing values of the underlying indices or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If the Values of the Underlying Indices Change, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move quite differently than the performance of the underlying indices. Changes in the value of one or more of the underlying indices may not result in a comparable change in the market value of your notes. Even if the value of one or more of the underlying indices increases above its initial basket component value during some portion of the life of the notes, the market value of your notes may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

Investing in the Notes is Not Equivalent to Investing in the Underlying Indices; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock

Investing in your notes is not equivalent to investing in the underlying indices and will not make you a holder of any of the underlying index stocks. Neither you nor any other holder or owner of your notes will have any rights with respect to the underlying index stocks, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying index stocks or any other rights of a holder of the underlying index stocks. Your notes will be paid in cash and you will have no right to receive delivery of any underlying index stocks.

We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the stated principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at stated principal amount. If you purchase your notes at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at stated principal amount or a discount to stated principal amount.

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Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes, the underlying stocks or other similar notes, which may adversely impact the market for or value of your notes.

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the underlying indices and the underlying index stocks. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the underlying indices or the underlying index stocks, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to changes in the value of the underlying indices or the underlying index stocks, as applicable.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the values of the underlying indices — directly or indirectly by affecting the value of the underlying index stocks — and therefore the market value of your notes and the amount we will pay on your notes at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other

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capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the underlying indices or underlying index stocks. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Additional Risks Related to the Underlying Indices

The Policies of the Underlying Index Publishers and Changes That Affect the Underlying Indices or the Underlying Index Stocks Comprising the Underlying Indices Could Affect the Payment at Maturity and the Market Value of the Notes

The policies of the underlying index publishers concerning the calculation of the values of the underlying indices, additions, deletions or substitutions of underlying index stocks comprising the underlying indices and the manner in which changes affecting the underlying index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the value of the underlying indices, could affect the values of the underlying indices and, therefore, the payment at maturity and the market value of your notes before the stated maturity date. The payment at maturity and the market value of your notes could also be affected if an underlying index publisher changes these policies, for example, by changing the manner in which it calculates such underlying index value or if such underlying index publisher discontinues or suspends calculation or publication of the value of the underlying index, in which case it may become difficult to determine the market value of your notes. If events such as these occur, the calculation agent — which initially will be GS&Co., our affiliate — may determine the index closing values of the underlying indices on any such date — and thus the payment at maturity — in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index value of the underlying indices on any index business day or the valuation date and the payment at maturity more fully under “Supplemental Terms of the Notes— Discontinuance or Modification of an Underlier That is an Index or an Exchange-Traded Fund” and “— Role of Calculation Agent” on page S-27 of the accompanying general terms supplement no. 8,999.

Additional Risks Related to the EURO STOXX 50® Index and TOPIX

An Investment in the Offered Notes Is Subject to Risks Associated with Foreign Securities Markets

The value of your notes is linked, in part, to underlying indices that are comprised of stocks from one or more foreign securities markets. Investments linked to the value of foreign equity securities involve particular risks. Any foreign securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other foreign securities markets. Both government intervention in a foreign securities market, either directly or indirectly, and cross-shareholdings in foreign companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about foreign companies than about those U.S. companies that are subject to the reporting requirements of the U.S. Securities and Exchange Commission. Further, foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

The prices of securities in a foreign country are subject to political, economic, financial and social factors that are unique to such foreign country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable foreign government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates;

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and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. The United Kingdom ceased to be a member of the European Union on January 31, 2020 (an event commonly referred to as “Brexit”). The effects of Brexit are uncertain, and, among other things, Brexit has contributed, and may continue to contribute, to volatility in the prices of securities of companies located in Europe (or elsewhere) and currency exchange rates, including the valuation of the euro and British pound in particular. Any one of these factors, or the combination of more than one of these factors, could negatively affect such foreign securities market and the price of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a foreign securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other foreign securities markets. Foreign economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on foreign securities prices.

Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Notes

Government regulatory action, including legislative acts and executive orders, could cause material changes to the composition of an underlying index with underlying index stocks from one or more foreign securities markets and could negatively affect your investment in the notes in a variety of ways, depending on the nature of such government regulatory action and the underlying index stocks that are affected. For example, recent executive orders issued by the United States Government prohibit United States persons from purchasing or selling publicly traded securities of certain companies that are determined to operate or have operated in the defense and related materiel sector or the surveillance technology sector of the economy of the People’s Republic of China, or publicly traded securities that are derivative of, or that are designed to provide investment exposure to, those securities (including indexed securities). If the prohibitions in those executive orders (or prohibitions under other government regulatory action) become applicable to underlying index stocks that are currently included in an underlying index or that in the future are included in an underlying index, such underlying index stocks may be removed from an underlying index. If government regulatory action results in the removal of underlying index stocks that have (or historically have had) significant weight in an underlying index, such removal could have a material and negative effect on the value of such underlying index and, therefore, your investment in the notes. Similarly, if underlying index stocks that are subject to those executive orders or subject to other government regulatory action are not removed from an underlying index, the value of the notes could be materially and negatively affected, and transactions in, or holdings of, the notes may become prohibited under United States law. Any failure to remove such underlying index stocks from an underlying index could result in the loss of a significant portion or all of your investment in the notes, including if you attempt to divest the notes at a time when the value of the notes has declined.

Risks Related to Tax

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

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Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

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The Basket and the Underlying Indices

The Basket

The basket is composed of three underlying indices: the S&P 500® Index, the EURO STOXX 50® Index and TOPIX.

S&P 500® Index

The S&P 500® Index includes a representative sample of 500 companies in leading industries of the U.S. economy and is intended to provide a performance benchmark for the large-cap U.S. equity markets. For more details about the S&P 500® Index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underliers — S&P 500® Index” on page S-116 of the accompanying underlier supplement no. 38.

The S&P 500® Index is a product of S&P Dow Jones Indices LLC, and has been licensed for use by GS Finance Corp. (“Goldman”). Standard & Poor’s® and S&P® are registered trademarks of Standard & Poor’s Financial Services LLC; Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”) and these trademarks have been licensed for use by S&P Dow Jones Indices LLC and sublicensed for certain purposes by Goldman. Goldman’s notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates and neither S&P Dow Jones Indices LLC, Dow Jones, Standard & Poor’s Financial Services LLC or any of their respective affiliates make any representation regarding the advisability of investing in such notes.

EURO STOXX 50® Index

The EURO STOXX 50® Index is a free-float market capitalization-weighted index of 50 European blue-chip stocks. The 50 stocks included in the EURO STOXX 50® Index are allocated to one of the following Eurozone countries based on their country of incorporation, primary listing and largest trading volume: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. For more details about the EURO STOXX 50® Index, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underliers — EURO STOXX 50® Index” on page S-36 of the accompanying underlier supplement no. 38.

The EURO STOXX 50® is the intellectual property of STOXX Limited, Zurich, Switzerland and/or its licensors (“Licensors“), which is used under license. The notes or other financial instruments based on the index are in no way sponsored, endorsed, sold or promoted by STOXX and its Licensors and neither STOXX nor its Licensors shall have any liability with respect thereto.

TOPIX

TOPIX is a free-float-adjusted market capitalization weighted index of domestic common stocks listed on the Tokyo Stock Exchange (TSE) covering an extensive portion of the Japanese stock market. On April 4, 2022, JPX Market Innovation & Research, Inc. (JPXI) began revisions to TOPIX in conjunction with the restructuring of the TSE into three new market segments: the Prime Market, Standard Market or Growth market. Revisions to TOPIX will be carried out in stages from October 2022 to January 2025. Prior to April 4, 2022, TOPIX was comprised of all domestic common stocks listed on the First Section of the TSE. For more details about TOPIX, the underlying index publisher and license agreement between the underlying index publisher and the issuer, see “The Underliers — TOPIX” on page S-141 of the accompanying underlier supplement no. 38.

TOPIX Value and TOPIX Marks are subject to the proprietary rights owned by JPXI and JPXI owns all rights and know-how relating to TOPIX such as calculation, publication and use of TOPIX Value and relating to TOPIX Marks. JPXI shall reserve the rights to change the methods of calculation or publication, to cease the calculation or publication of TOPIX Value or to change TOPIX Marks or cease the use thereof. JPXI makes no warranty or representation whatsoever, either as to the results stemmed from the use of TOPIX Value and TOPIX Marks or as to the figure at which TOPIX Value stands on any particular day. JPXI gives no assurance regarding accuracy or completeness of TOPIX Value and data contained therein. Further, JPXI shall not be liable for the miscalculation,

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incorrect publication, delayed or interrupted publication of TOPIX Value. No notes are in any way sponsored, endorsed or promoted by JPXI JPXI shall not bear any obligation to give an explanation of the notes or an advice on investments to any purchaser of the notes or to the public. JPXI neither selects specific stocks or groups thereof nor takes into account any needs of the issuing company or any purchaser of the notes, for calculation of TOPIX Value. Including but not limited to the foregoing, JPXI shall not be responsible for any damage resulting from the issue and sale of the notes.

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Historical Index Closing Values of the Underlying Indices and Basket Closing Values

The respective index closing values of the underlying indices have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying indices have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the index closing value of any of the underlying indices during any period shown below is not an indication that the underlying indices are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical index closing values of the underlying indices or the historical basket closing values as an indication of the future performance of the underlying indices or the basket, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying indices, the basket or the underlying index stocks will result in you receiving an amount greater than the outstanding principal amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performances of the underlying indices. Before investing in the offered notes, you should consult publicly available information to determine the values of the underlying indices between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent levels of the underlying indices. The actual performance of each underlying index over the life of the offered notes, as well as the payment at maturity, may bear little relation to the historical index closing values shown below.

The tables below shows the high, low and period end index closing values of the S&P 500® Index, the EURO STOXX 50® Index and TOPIX for each of the four calendar quarters in 2019, 2020, 2021, 2022 and 2023 and the first calendar quarter of 2024 (through February 14, 2024). We obtained the index closing values listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Values of the S&P 500® Index

	High	Low	Period End
2019
Quarter ended March 31	2,854.88	2,447.89	2,834.40
Quarter ended June 30	2,954.18	2,744.45	2,941.76
Quarter ended September 30	3,025.86	2,840.60	2,976.74
Quarter ended December 31	3,240.02	2,887.61	3,230.78
2020
Quarter ended March 31	3,386.15	2,237.40	2,584.59
Quarter ended June 30	3,232.39	2,470.50	3,100.29
Quarter ended September 30	3,580.84	3,115.86	3,363.00
Quarter ended December 31	3,756.07	3,269.96	3,756.07
2021
Quarter ended March 31	3,974.54	3,700.65	3,972.89
Quarter ended June 30	4,297.50	4,019.87	4,297.05
Quarter ended September 30	4,536.95	4,258.49	4,307.54
Quarter ended December 31	4,793.06	4,300.46	4,766.18
2022
Quarter ended March 31	4,796.56	4,170.70	4,530.41
Quarter ended June 30	4,582.64	3,666.77	3,785.38
Quarter ended September 30	4,305.20	3,585.62	3,585.62
Quarter ended December 31	4,080.11	3,577.03	3,839.50
2023
Quarter ended March 31	4,179.76	3,808.10	4,109.31
Quarter ended June 30	4,450.38	4,055.99	4,450.38
Quarter ended September 30	4,588.96	4,273.53	4,288.05
Quarter ended December 31	4,783.35	4,117.37	4,769.83
2024
Quarter ending March 31 (through February 14, 2024)	5,026.61	4,688.68	5,000.62

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Historical Quarterly High, Low and Period End Index Closing Values of the EURO STOXX 50® Index

	High	Low	Period End
2019
Quarter ended March 31	3,409.00	2,954.66	3,351.71
Quarter ended June 30	3,514.62	3,280.43	3,473.69
Quarter ended September 30	3,571.39	3,282.78	3,569.45
Quarter ended December 31	3,782.27	3,413.31	3,745.15
2020
Quarter ended March 31	3,865.18	2,385.82	2,786.90
Quarter ended June 30	3,384.29	2,662.99	3,234.07
Quarter ended September 30	3,405.35	3,137.06	3,193.61
Quarter ended December 31	3,581.37	2,958.21	3,552.64
2021
Quarter ended March 31	3,926.20	3,481.44	3,919.21
Quarter ended June 30	4,158.14	3,924.80	4,064.30
Quarter ended September 30	4,246.13	3,928.53	4,048.08
Quarter ended December 31	4,401.49	3,996.41	4,298.41
2022
Quarter ended March 31	4,392.15	3,505.29	3,902.52
Quarter ended June 30	3,951.12	3,427.91	3,454.86
Quarter ended September 30	3,805.22	3,279.04	3,318.20
Quarter ended December 31	3,986.83	3,331.53	3,793.62
2023
Quarter ended March 31	4,315.05	3,856.09	4,315.05
Quarter ended June 30	4,408.59	4,218.04	4,399.09
Quarter ended September 30	4,471.31	4,129.18	4,174.66
Quarter ended December 31	4,549.44	4,014.36	4,521.44
2024
Quarter ending March 31 (through February 14, 2024)	4,746.35	4,403.08	4,709.22

Historical Quarterly High, Low and Period End Index Closing Values of TOPIX

	High	Low	Period End
2019
Quarter ended March 31	1,627.59	1,471.16	1,591.64
Quarter ended June 30	1,630.68	1,498.96	1,551.14
Quarter ended September 30	1,623.27	1,478.03	1,587.80
Quarter ended December 31	1,747.20	1,568.87	1,721.36
2020
Quarter ended March 31	1,744.16	1,236.34	1,403.04
Quarter ended June 30	1,630.72	1,325.13	1,558.77
Quarter ended September 30	1,661.93	1,496.06	1,625.49
Quarter ended December 31	1,819.18	1,579.33	1,804.68
2021
Quarter ended March 31	2,012.21	1,791.22	1,954.00
Quarter ended June 30	1,983.54	1,849.04	1,943.57
Quarter ended September 30	2,118.87	1,880.68	2,030.16
Quarter ended December 31	2,055.56	1,926.37	1,992.33
2022
Quarter ended March 31	2,039.27	1,758.89	1,946.40
Quarter ended June 30	1,969.98	1,818.94	1,870.82

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	High	Low	Period End
Quarter ended September 30	2,006.99	1,835.94	1,835.94
Quarter ended December 31	2,018.80	1,847.58	1,891.71
2023
Quarter ended March 31	2,071.09	1,868.15	2,003.50
Quarter ended June 30	2,300.36	1,961.28	2,288.60
Quarter ended September 30	2,430.30	2,221.48	2,323.39
Quarter ended December 31	2,391.05	2,218.89	2,366.39
2024
Quarter ending March 31 (through February 14, 2024)	2,612.03	2,378.79	2,584.59

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The graphs below show the daily historical index closing values of the S&P 500® Index, the EURO STOXX 50® Index and TOPIX from January 1, 2019 through February 14, 2024. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities and, as a result, the level of most equity indices. We obtained the index closing values in the graphs below from Bloomberg Financial Services, without independent verification.

Historical Performance of the S&P 500® Index

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Historical Performance of the EURO STOXX 50® Index

Historical Performance of TOPIX

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Supplemental Discussion of U.S. Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

• a dealer in securities or currencies;

• a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

• a bank;

• a life insurance company;

• a regulated investment company;

• an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;

• a tax exempt organization;

• a partnership;

• a person that owns a note as a hedge or that is hedged against interest rate risks;

• a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

• a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are:

• a citizen or resident of the United States;

• a domestic corporation;

• an estate whose income is subject to U.S. federal income tax regardless of its source; or

• a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to

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take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.

We have determined that the comparable yield for the notes is equal to 5.21% per annum, compounded semi-annually with a projected payment at maturity of $1,234.20 based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
February 20, 2024 through December 31, 2024	$46.12	$46.12
January 1, 2025 through December 31, 2025	$55.99	$102.11
January 1, 2026 through December 31, 2026	$58.99	$161.10
January 1, 2027 through December 31, 2027	$62.14	$223.24
January 1, 2028 through March 3, 2028	$10.96	$234.20

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative

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adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes (as described in the accompanying prospectus supplement).

Any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and, thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of a note and are, for U.S. federal income tax purposes:

• a nonresident alien individual;

• a foreign corporation; or

• an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a note.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts you receive upon the sale, exchange or maturity of your notes, could be collected via withholding. If these regulations were to apply to your notes, we may be required to withhold such taxes if any U.S.-source dividends are paid on the stocks included in the basket components during the term of the notes. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to the maturity of the notes in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2025, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have

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determined that, as of the issue date of your notes, your notes will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your notes for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

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GS Finance Corp. Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028

Additional Information About the Notes

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying general terms supplement no. 8,999. This pricing supplement supersedes any conflicting provisions of the accompanying general terms supplement no. 8,999.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Underlying index publisher for the S&P 500® Index:	S&P Dow Jones Indices LLC
Underlying index publisher for the EURO STOXX 50® Index:	STOXX Limited
Underlying index publisher for TOPIX:	JPX Market Innovation & Research, Inc.
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Interest:	None
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-17 of the accompanying general terms supplement no. 8,999
Postponement of valuation date:	As described under “Supplemental Terms of the Notes – Determination Date” on page S-17 of the accompanying general terms supplement no. 8,999
Specified currency:	U.S. dollars (“$”)
Index closing value:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-38 of the accompanying general terms supplement no. 8,999
Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-37 of the accompanying general terms supplement no. 8,999
Index business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-37 of the accompanying general terms supplement no. 8,999
FDIC:	The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-43 of the accompanying general terms supplement no. 8,999
ERISA:	As described under “Employee Retirement Income Security Act” on page S-44 of the accompanying general terms supplement no. 8,999

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Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-51 of the accompanying general terms supplement no. 8,999 and “Plan of Distribution — Conflicts of Interest” on page 127 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $30.00, or 3.00% of the principal amount, for each note it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession, or 0.50% of the principal amount, for each note as a structuring fee. The costs included in the original issue price of the notes will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on February 20, 2024. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

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About Your Notes:

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•
General terms supplement no. 8,999 dated February 13, 2023
•
Underlier supplement no. 38 dated December 21, 2023
•
Prospectus supplement dated February 13, 2023
•
Prospectus dated February 13, 2023

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “worst performing”, “pricing date”, “underlying publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 8,999 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

Please note that, for purposes of this pricing supplement, references in the underlier supplement no. 38 to “underlier(s)”, “indices”, “trade date” and “underlier sponsor” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “pricing date” and “underlying index publisher”, respectively.

Validity of the Notes and Guarantee:

In the opinion of Sidley Austin LLP, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the

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General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee's authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 18, 2023, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 18, 2023.

February 2024

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 38, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 38, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying general terms supplement no. 8,999, the accompanying underlier supplement no. 38, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$8,318,000

GS Finance Corp.

Market-Linked Notes Based on the Weighted Return of a Basket of Equity Indices due March 3, 2028

Goldman Sachs & Co. LLC